Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS

FIRST QUARTER FISCAL 2016 FINANCIAL RESULTS

- Net Sales Increase of 9.2% to $100.0 million –

- Comparable Sales Increase of 6.0% -

- Gross Margin Expanded 250 basis points -

Minneapolis, MN, June 9, 2016 – Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the first quarter ended April 30, 2016.

Results for the First Quarter Ended April 30, 2016

•	Net sales totaled $100.0 million, an increase of 9.2%, compared to $91.6 million in net sales for the first quarter of fiscal 2015.
•	Comparable sales increased 6.0% compared to an 11.7% decrease in the same period last year.
•	Gross margin increased to 37.7% of net sales, an improvement of 250 basis points, compared to last year’s first quarter.
•

Operating loss was approximately $1.0 million for the first quarter of fiscal 2016, including a non-cash impairment charge of $0.2 million.  This compares to an operating loss of $2.5 million in the first quarter of fiscal 2015.

•	Net loss totaled $0.2 million, or a $0.00 loss per share, compared to a net loss for the prior year period of $1.4 million, or a $0.04 loss per share.

LuAnn Via, President and Chief Executive Officer, commented, "We started fiscal 2016 on a strong note, with better-than-expected financial results across key measures, reflecting the progress we have made on our key initiatives. We were well positioned in our merchandise assortment as we optimized our mix of fashion basics and trend-right styles, and saw strong growth in our special sizes offering across all channels. Our e-commerce business also posted strong gains, primarily the result of effective digital marketing efforts. In addition, our focus on cash management resulted in a more than $4.0 million reduction in our use of operating cash compared to last year’s first quarter, and our overall inventory levels were very fresh at the end of the quarter. We intend to continue to build upon our momentum while strategically managing our inventory and controlling expenses in order to drive long-term profitable, sustainable growth."

Balance Sheet Highlights and Capital Expenditures

Cash, cash-equivalents and investments totaled $26.7 million as of April 30, 2016.  Inventory per square foot, excluding in-transit and eCommerce inventory, decreased approximately 9.9%, to $19.44 per square foot, as of April 30, 2016, as compared to May 2, 2015.  Capital expenditures for the first quarter of fiscal 2016 were $3.6 million compared to $7.8 million in last year’s first quarter.  Capital expenditures in the first quarter this year primarily reflected investments in new stores and technology associated with our Customer First initiative.  For the first quarter ended April 30, 2016, the Company had no outstanding borrowings under its revolving credit facility.

Outlook for the 2016 Second Quarter and Full Fiscal Year

For the second quarter of fiscal 2016, the Company currently expects:

•	total net sales of between $92.0 million and $96.0 million, as compared to net sales of $94.0 million in last year’s second quarter;
•	gross margin to be 33.9% to 35.1% as compared to 32.9% in last year’s second quarter;
•	SG&A to be between approximately $32.0 million and $33.0 million, compared to the $29.6 million of SG&A expense reported in the second quarter last year;
•	inventory per square foot at the end of the quarter to be relatively flat as compared to the end of last year’s second quarter;
•	depreciation and amortization to be approximately $3.2 million as compared to $2.9 million in last year’s second quarter;
•	to open two Outlet stores and one MPW store;
•	to close one Christopher & Banks (“C&B”) store and four Missy, Petite, Women (“MPW”) stores, and to convert two stores into one MPW store; and
•	average square footage to be flat, as compared to last year’s second quarter.

For the 2016 fiscal year, the Company expects:

•	capital expenditures to be approximately $12.5 million to $13.0 million;
•	nominal taxes, representing minimal taxes and fees;
•	to open six new Outlets and three new MPW stores; and
•	average square footage for the year to be down approximately 1% as compared to fiscal 2015.

Conference Call Information

The Company will discuss its first quarter results in a conference call scheduled for today, June 9, 2016, at 8:30 a.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until July 9, 2016.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until June 16, 2016.  This call may be accessed by dialing 1-877-870-5176 and using the passcode 5023346.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories.  As of June 9, 2016, the Company operates 508 stores in 45 states consisting of 315 MPW stores, 82 Outlet stores, 57 Christopher & Banks stores, and 54 stores in its women’s plus size clothing division CJ Banks.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe”, “drive” “in order to” and similar expressions and include the statements that: (i) that the Company expects to  continue to build upon its momentum while strategically managing its inventory and controlling expenses in order to drive long-term profitable, sustainable growth; (ii) for the second quarter of fiscal 2016, the Company currently expects: (a) total net sales of between $92.0 million and $96.0 million, as compared to net sales of $94.0 million in last year’s second quarter; (b) gross margin to be 33.9% to 35.1% as compared to 32.9% in last year’s second quarter; (c) SG&A to be between approximately $32.0 million and $33.0 million, compared to the $29.6 million of SG&A expense reported in the second quarter last year; (d) inventory per square foot at the end of the quarter to be relatively flat as compared to the end of last year’s second quarter; (e) depreciation and amortization to be approximately $3.2 million as compared to $2.9 million in last year’s second quarter; (f) to open two Outlet stores and one MPW store; (g) to close one Christopher & Banks stores, and four MPW stores; and to convert two stores into one MPW store; and (h) average square footage to be flat, as compared to last year’s second quarter; and (iii) for the 2016 fiscal year, the Company now expects: (a) capital expenditures to be approximately $12.5 million to $13.0 million; (b) nominal taxes, representing minimal taxes and fees; (c) to open six new Outlet stores and three new MPW stores; and (d) average square footage for the year to be down approximately 1% as compared to the end of fiscal 2015.

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company’s control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company’s merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans and initiatives; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

# # #

COMPANY CONTACT:

Peter G. Michielutti

Executive Vice President,

Chief Operating Officer and

Chief Financial Officer

(763) 551-5000

INVESTOR RELATIONS CONTACT:

Jean Fontana

ICR, Inc.

(203) 682-8200

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Thirteen Weeks Ended
	April 30,	May 2,
	2016	2015

Net sales	$100,033	$91,621
Merchandise, buying and occupancy costs	62,321	59,412
Gross profit	37,712	32,209
Other Operating Expenses:
Selling, general and administrative	35,477	31,989
Depreciation and amortization	3,022	2,716
Impairment of store assets	168	—
Total other operating expenses	38,667	34,705
Operating loss	(955)	(2,496)
Interest expense, net	(39)	(7)
Other income	911	—
Loss before income taxes	(83)	(2,503)
Income tax provision (benefit)	84	(1,061)
Net loss	$(167)	$(1,442)

Basic loss per share:
Net loss	$(0.00)	$(0.04)
Basic shares outstanding	36,922	36,845

Diluted loss per share:
Net loss	$(0.00)	$(0.04)
Diluted shares outstanding	36,922	36,845

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	April 30,	May 2,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$25,703	$23,898
Short-term investments	1,001	12,382
Accounts receivable	5,780	5,659
Merchandise inventories	50,531	50,844
Prepaid expenses and other current assets	10,099	9,214
Deferred income taxes	—	3,170
Income taxes receivable	598	629
Total current assets	93,712	105,796

Property, equipment and improvements, net	60,344	51,270
Other non-current assets:
Long-term investments	—	1,906
Deferred income taxes	400	35,652
Other assets	557	812
Total other non-current assets	957	38,370
Total assets	$155,013	$195,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,494	$15,499
Accrued salaries, wages and related expenses	6,744	5,988
Accrued liabilities and other current liabilities	22,516	22,818
Total current liabilities	47,754	44,305

Non-current liabilities:
Deferred lease incentives	9,974	7,891
Deferred rent obligations	7,468	6,972
Other non-current liabilities	1,346	1,202
Total non-current liabilities	18,788	16,065

Stockholders' equity:
Common stock	468	469
Additional paid-in capital	126,081	124,855
Retained earnings	74,633	122,453
Common stock held in treasury	(112,711)	(112,712)
Accumulated other comprehensive income	—	1
Total stockholders' equity	88,471	135,066
Total liabilities and stockholders' equity	$155,013	$195,436

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Thirteen Weeks Ended
	April 30,	May 2,
	2016	2015
Cash flows from operating activities:
Net loss	$(167)	$(1,442)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,022	2,716
Impairment of store assets	168	—
Deferred income taxes, net	(7)	(883)
Gain on investments, net	(911)	(2)
Amortization of premium on investments	9	16
Amortization of financing costs	15	15
Deferred lease-related liabilities	58	820
Stock-based compensation expense	253	639
Changes in operating assets and liabilities:
Accounts receivable	(1,713)	(1,659)
Merchandise inventories	(8,050)	(5,525)
Prepaid expenses and other assets	(980)	(2,504)
Income taxes receivable	(84)	216
Accounts payable	1,971	(3,166)
Accrued liabilities	1,294	1,626
Other liabilities	71	(112)
Net cash used in operating activities	(5,051)	(9,245)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,645)	(7,825)
Proceeds from company-owned life insurance	911	—
Maturities of available-for-sale investments	2,005	3,747
Net cash used in investing activities	(729)	(4,078)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(23)	(24)
Net cash used in financing activities	(23)	(24)

Net decrease in cash and cash equivalents	(5,803)	(13,347)
Cash and cash equivalents at beginning of period	31,506	37,245
Cash and cash equivalents at end of period	$25,703	$23,898

Supplemental cash flow information:
Interest paid	$47	$26
Income taxes paid (refunded)	$86	$(299)
Accrued purchases of equipment and improvements	$1,769	$1,795